SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 26, 2001

J2 Communications

(Exact name of registrant as specified in its charter)

California	0-15284	95-4053296

(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10850 Wilshire Boulevard, Suite 1000, Los Angeles, California 90024

(Address of principal executive offices) (Zip Code)

(310) 474-5252

(Registrant’s telephone number, including area code)

(former name or former address, if changed since last report)

Item 5. Other Event
SIGNATURE

Item 5. Other Event

     As previously disclosed in its Form 8-K dated November 21, 2001, J2 Communications (the “Company”) has terminated the Letter Agreement dated March 5, 2001 among the Company, James P. Jimirro, Daniel S. Laikin and Paul Skjodt (the “Letter Agreement”) in accordance with its terms. Pursuant to the Letter Agreement, Messrs. Laikin and Skjodt agreed, subject to the satisfaction of certain conditions, to acquire shares of the Company’s common stock from the Company and Mr. Jimirro, all as set forth therein and as previously disclosed. As also previously disclosed in that Form 8-K, Messrs. Laikin and Skjodt have filed a lawsuit in Los Angeles County Superior Court seeking, among other matters, to have the Letter Agreement rescinded.

     Today the Company is filing a lawsuit in United States District Court in Los Angeles against Messrs. Laikin and Skjodt, among others, alleging violations of the Federal securities laws and the Lanham Act. In its Complaint the Company seeks a range of equitable relief and damages of the trademark infringement.

     In addition, the Company and Mr. Jimirro are filing an Answer, and a separate Cross-Complaint, in the Los Angeles County Superior Court action. In the Answer the Company and Mr. Jimirro generally deny the allegations of Messrs. Laikin and Skjodt, and in the Cross-Complaint the Company and Mr. Jimirro assert a number of affirmative claims against Messrs. Laikin and Skjodt and the other defendants, including fraud, breach of contract, declaratory relief and specific performance of the surviving terms of the Letter Agreement.

     Separately, on November 26, 2001, the Company received notification from NASDAQ stating that the Company no longer satisfied certain quantitative net tangible asset and equity valuation standards required for the continuation of its NASDAQ Small Cap listing. The Company had previously disclosed in its Form 10-Q for the fiscal quarter ended April 30, 2001 the risk of such delisting.

     NASDAQ has asked the Company to provide, by December 10, 2001, its specific plan to achieve and sustain compliance with all of the applicable NASDAQ Small Cap Market listing requirements.

     In light of the Company’s current economic condition, and in particular, in light of the non-consummation of the transactions contemplated by the Letter Agreement, the Company does not expect that it will be able to provide a plan that will be acceptable to NASDAQ, although it will continue to discuss the matter with them. Accordingly, the Company expects that NASDAQ will, on or after December 10, 2001, delist the Company’s common stock from trading on the NASDAQ Small Cap Market. If the Company’s common stock is so delisted, it may trade only on the OTC Bulletin Board (or through other vehicles offering limited trading options), and the liquidity of the Company’s common stock may, accordingly, be materially diminished.

     The Company was served on November 27, 2001 with a Complaint filed in Los Angeles County Superior Court by Lawrence D. Lerner, a purported shareholder of the Company. The Complaint demands that the Company hold an annual meeting of shareholders. The Company expects to defend this action vigorously. In particular, the Company believes that it will prove impractical to hold such a meeting until the litigations described above are resolved, as Messrs. Laikin and Skjodt have, among other matters, contended through their counsel that they are not bound by the post-closing voting, standstill and other obligations set forth in the Letter Agreement in light of the purported material breach of that Letter Agreement by Mr. Jimirro and/or the Company.

     Finally, the Company is analyzing the legal impact on the Company of the disclosures set forth in the Amendment 14 (“Amendment 14”) to Schedule 13D filed by, among others, Messrs. Laikin and Skjodt with the Securities and Exchange Commission on November 21, 2001. Among other matters, the Company is investigating how the disclosures contained in Amendment 14 impact the potential triggering of the Company's Rights Agreement and is considering the impact of those disclosures on the Restated Employment Agreement dated July 1, 1999 (the “1999 Agreement”) with Mr. Jimirro, its Chairman, President and Chief Executive Officer.

     As previously disclosed, under the 1999 Agreement, in the event of, among other matters, a “Change in Control” of the Company or any one of the specified “Executive Termination Events,” Mr. Jimirro, upon delivery of a notice of termination to the Company, is generally entitled to receive a lump sum payment of all salary due for the remaining term specified therein (excluding subsequent annual increases) and to continue to receive all benefits, bonuses, stock options and stock appreciation rights for the remaining term. Further, to the extent the aforesaid payments result in any excise tax liability under the Internal Revenue Code of 1986, the Company is obligated to make an additional payment to Mr. Jimirro equal to the amount of such excise taxes plus any income or other payroll taxes resulting from such excise tax payment. In addition, Mr. Jimirro, at his request, shall be engaged as a consultant to the Company for a term of five years at the annual rate of 50% of his salary at the time of termination.

     Under the 1999 Agreement, a “Change in Control” has occurred, among other situations, if any “person” (as such term is defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) is or becomes the “beneficial owner” (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company representing more than 25% or more of the combined voting power of the Company’s then outstanding securities. It is possible, accordingly, that the filing of Amendment 14 indicates that such a Change in Control has occurred. To date, the Company has not received a notice of termination from Mr. Jimirro.

     If, however, such a Change in Control has occurred and Mr. Jimirro asserts his entitlement to the payments discussed above (or ceases to voluntarily waive his entitlement to salary and other amounts voluntarily deferred by him in the past, as also previously disclosed), the Company will be required to deliver approximately $5.9 million in cash to Mr. Jimirro within five days of the date of the termination of the 1999 Agreement, and approximately $1.4 in aggregate future payments to him, in addition to various other benefits and rights to stock option and stock appreciation grants owed to Mr. Jimirro pursuant to the terms of the 1999 Agreement, or otherwise. The Company does not currently have such capital, and there can be no assurance that, if such capital is required, the Company will be able to raise it on reasonable terms, or at all.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 29, 2001

J2 Communications

By: /s/ James P. Jimirro

Name: James P. Jimirro
Title: President